DRINKER BIDDLE & REATH LLP

One Logan Square

18th and Cherry Streets

Philadelphia, PA 19103-6996

(215) 988-2700

Fax: (215) 988-2757

www.dbr.com

February 27, 2009

The RBB Fund, Inc.

103 Bellevue Parkway

4th Floor

Wilmington, DE 19809

Dear Sir or Madam:

We have acted as counsel to The RBB Fund, Inc. (the “Company”), a Maryland corporation, in connection with the proposed acquisition of all of the assets and liabilities of the Robeco WPG 130/30 Large Cap Core Fund (the “130/30 Fund”), a series of the Company, by the Robeco Boston Partners Long/Short Equity Fund (the “Long/Short Fund”), also a series of the Company, in exchange for Institutional shares of the Long/Short Fund. The proposed acquisition is referred to herein as the “Reorganization.” This opinion relates to the Institutional shares of common stock of the Long/Short Fund (the “Shares”) (par value $0.001 per Share) to be issued in the Reorganization, and is furnished in connection with the Company’s Registration Statement on Form N-14 under the Securities Act of 1933, as amended (the “Registration Statement”).

As counsel for the Company, we are familiar with the proceedings taken and to be taken by the Company in connection with the authorization, issuance and sale of the Shares. In addition, we have examined and are familiar with the Company’s Articles of Incorporation and By-Laws, the Registration Statement and the combined proxy statement/prospectus (the “Proxy Statement/Prospectus”) contained therein, resolutions adopted by the Board of Directors of the Company approving the transactions contemplated by the Plan, including without limitation the registration of Shares (the “Resolutions”), and such other legal and factual matters as we have considered necessary to render the opinion hereinafter set forth.

In expressing the opinion set forth below, we have assumed that: (i) all documents submitted to us as originals are authentic, the signatures thereon are genuine and the persons signing the same were of legal capacity; (ii) all documents submitted to us as certified or photostatic copies conform to the original documents and that such originals are authentic; and (iii) all certificates of public officials upon which we have relied have been duly and properly given and that any public records reviewed by us are complete and accurate.

This opinion is based exclusively on the laws of the State of Maryland and the federal law of the United States of America. We have relied on an opinion of Venable LLP to the extent that any matter which is the subject of this opinion is governed by the laws of the State of Maryland.

On the basis of, and subject to, the foregoing and such other considerations as we deem relevant, we are of the opinion that upon the prior satisfaction of the conditions contained in the Plan, a copy of which is set forth in the Proxy Statement/Prospectus constituting a part of the Registration Statement, the Shares, when issued pursuant to the Plan and in the manner referred to in the Registration Statement and the Resolutions, will be validly issued, fully paid and non-assessable by the Company.

This opinion is solely for the use of the Company and may not be referred to or used for any other purpose or relied on by any other persons without our prior written approval. This opinion is limited to the matters set forth in this letter and no other opinions should be inferred beyond the matters expressly stated.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

Very truly yours,

/s/ DRINKER BIDDLE & REATH LLP
DRINKER BIDDLE & REATH LLP